EXHIBIT 99.2
News Release

205 Crosspoint Parkway
Getzville, NY  14068

Immediate Release
Columbus McKinnon Presents Strategic Plan
“Blueprint 2021: Raising Expectations”

AMHERST, NY, January 09, 2018 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of motion control products, technologies and services for material handling, today hosted an investor briefing to outline “Blueprint 2021: Raising Expectations”, a three-year roadmap that outlines the strategic vision for the Company and defines business goals and financial performance objectives.
Mark D. Morelli, Columbus McKinnon’s President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, provided a comprehensive overview of “Blueprint 2021”, which aims to transform the Company from a late stage industrial manufacturer into a high performing industrial technology company while increasing earnings power through selective deployment of self-funded, key initiatives.
“Blueprint 2021” spans three phases comprised of three areas of focus: profitable growth, operational excellence and business development.
Mr. Morelli commented, “Columbus McKinnon has strong, professional brands which are deeply penetrated in a number of significant vertical markets. This is an excellent foundation upon which to grow with enhanced solutions fueled by a culture committed to operational excellence. We are excited about what we see as a significant runway of opportunities as we provide expert, professional-grade solutions and products for motion control.”
He continued, “We plan to improve the earnings power of the Company by simplifying across our spectrum internally, from the business structure to unnecessarily complex product platforms and component parts. We plan to leverage some of that efficiency savings to fund new product development, doubling our R&D spend to ramp our product engine to create smart products that solve our customers’ high value problems.”
The goals of the plan are to drive stronger earnings power with EBITDA margins greater than 15% through operational improvements, new product development and by capturing greater market share. The Company expects to pay down approximately $55 million to $60 million of debt in FY2018 and $55 million to $65 million in FY2019. By achieving net leverage below two times EBITDA in fiscal year 2019, Columbus McKinnon will have the financial flexibility to further pivot through acquisitions toward an industrial technology business.

An audio replay of the webcast and accompanying slides are available in the Investor Relations section of the Columbus McKinnon website at www.cmworks.com. In addition, a transcript of the presentation will be posted to the website, once available.
About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of motion control products, technologies, systems and services that efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators, rigging tools, light rail work stations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at http://www.cmworks.com.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, the effectiveness of new products and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

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